UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

September 14, 2016
Date of Report (Date of earliest event reported)

GSE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14785	52-1868008
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1332 Londontown Blvd.,
Sykesville, Maryland	21784
(Address of principal executive offices)	(Zip Code)

(410) 970-7800
(Registrant's telephone number, including area code)

Not Applicable
(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 14, 2016, the board of directors (the "Board") of GSE Systems, Inc. (the "Company") amended and restated the Company's Second Amended and Restated Bylaws (as amended, the "Third Amended and Restated Bylaws"), effective immediately. In addition to minor and conforming updates, the Third Amended and Restated Bylaws include the following amendments:

Annual Meetings of Stockholders: The annual meeting of the stockholders may be held on any such date, time and place as determined by the Board instead of the prior default requirement that the annual meeting of stockholders be held on the first Thursday in the month of May.

Notice of Stockholder Meetings: Notice of stockholder meetings may now also be provided electronically.

Conduct of Meetings; Adjournments: The Third Amended and Restated Bylaws clarify and add certain procedures pertaining to the conduct and adjournment of stockholder meetings, including delegating to the chairman of a meeting the right and authority to prescribe such rules, regulations and procedures and to do all acts as are appropriate for the proper conduct of the meetings.

Stockholder Nominations and Proposals: The Second Amended and Restated Bylaws of the Company required that stockholders provide advance notice, 60 to 90 days prior to the annual meeting if the annual meeting was held on the first Thursday in the month of May, for any nominations for director or stockholder proposals along with certain information concerning the nominee or proposal and the proposing stockholder. Alternatively, where the annual meeting was to be held on a different date, stockholders were required to submit nominations or proposals 10 days after the notice of the meeting. In the case of any special meeting, a stockholder was required to submit a nomination or proposal 10 days after the notice of the meeting. The Third Amended and Restated Bylaws now require that, except as provided in the following sentence, stockholders provide advance notice 90 to 120 days prior to the prior year's anniversary date for the annual meeting for any nominations for director or stockholder proposals, along with certain information concerning the nominee or proposal and the proposing stockholder. Alternatively, where the annual meeting is advanced by more than 30 days or delayed by more than 60 days, stockholders are required to submit nomination or proposals 10 days after the notice of the meeting. In the case of any special meeting, a stockholder is required to submit a nomination or proposal 10 days after the notice of the meeting.

Director Elections: The Second Amended and Restated Bylaws of the Company provided that directors would be elected by a plurality of votes cast in all elections. The Third Amended and Restated Bylaws require that a director in an uncontested election be elected by a majority of votes cast (votes for the nominee and votes withheld, which do not include abstentions and broker non-votes). If a nominee in an uncontested election does not receive a majority of the votes cast, the director is required to tender his/her resignation to the nominating committee of the Company. The nominating committee decides whether to accept or reject resignation and is required by the bylaw to disclose the reasons for its decision. Directors continue to be elected by a plurality of votes cast in contested elections.

Removal of Officers: A simple majority of the Board may now remove an officer instead of the previous requirement of 66 2/3% of the Board.

Board Committees: The Third Amended and Restated Bylaws eliminate the executive committee, generally provide for the designation of committees of the Board and require the creation of three standing committees: the audit committee, the compensation committee and the nominating committee.

The summary of the Third Amended and Restated Bylaws above is qualified in its entirety by the Third Amended and Restated Bylaws filed as Exhibit 3.2 to this Report and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
3.2	Third Amended and Restated Bylaws of GSE Systems, Inc.

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSE SYSTEMS, INC.

By:	/s/ Daniel W. Pugh
Daniel W. Pugh
Secretary, Senior Vice President, General Counsel and Risk Management Officer

Date: September 16, 2016